Exhibit 99.1

Diodes Incorporated Reports Second Quarter 2026 Financial Results

Extends Growth Momentum in 2Q with Revenue Increasing over 20% and non-GAAP EPS Up over 100% YoY

Plano, Texas – August 5, 2026 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today reported its financial results for the second quarter ended June 30, 2026.

Second Quarter Highlights

•
Revenue was $445.5 million, compared to $366.2 million in the second quarter 2025 and $405.5 million in the prior quarter;
•
GAAP gross profit was $147.6 million, compared to $115.3 million in the second quarter 2025 and $128.8 million in the prior quarter;
•
GAAP gross profit margin was 33.1 percent, compared to 31.5 percent in the second quarter 2025 and 31.8 percent in the prior quarter;
•
GAAP net income was $46.6 million, compared to GAAP net income of $46.1 million in the second quarter 2025 and GAAP net income of $15.0 million in the prior quarter;
•
Non-GAAP adjusted net income was $32.5 million, compared to $15.0 million in the second quarter 2025 and $19.8 million in the prior quarter;
•
GAAP EPS was $1.00 per diluted share, compared to GAAP EPS of $0.99 per diluted share in the same quarter a year ago and GAAP EPS of $0.32 per diluted share in the prior quarter;
•
Non-GAAP EPS was $0.70 per diluted share, compared to $0.32 per diluted share in the second quarter 2025 and $0.43 per diluted share in the prior quarter;
•
Excluding $8.9 million, net of tax, non-cash share-based compensation expense, both GAAP net income and non-GAAP adjusted net income would have increased by $0.19 per diluted share;
•
EBITDA was $83.5 million, or 18.7 percent of revenue, compared to $84.5 million, or 23.1 percent of revenue in the same quarter a year ago and $49.4 million, or 12.2 percent of revenue in the prior quarter;
•
Achieved $68.5 million cash flow from operations and $34.8 million of free cash flow, including $33.6 million of capital expenditures. Net cash flow was a positive $32.9 million, which includes $10.0 million for the stock buyback program.

Commenting on the results, Gary Yu, President and CEO of Diodes, stated, “We extended our momentum in the second quarter with revenue again increasing more than 20% year-over-year, driven by growth across all regions. Revenue also increased 10% sequentially coupled with record global POS. As the sixth consecutive quarter of double-digit year-over-year growth, this quarter serves as further confirmation of strengthening demand in the overall market combined with Diodes expanding content across our analog and power solutions in our key focus areas of automotive, industrial and AI server-related applications.

“Additionally, the cost and operating initiatives we previously implemented during the market slowdown are producing measurable benefits to gross margin and our bottom line, with margin increasing 160 basis points year-over-year and non-GAAP earnings increasing by more than 100% again this quarter. These actions have also contributed to increased cash flow that has enabled us to reinvest in our growth and innovation, while also looking for inorganic opportunities to expand our technology portfolio, such as the recent proposed acquisition of ElevATE Semiconductor.

“As we look to the third quarter, we expect to extend our accelerating traction with revenue anticipated to increase 30% year-over-year and 14% sequentially at the mid-point. We also expect to deliver another 190-basis point sequential improvement in gross margin as our utilization continues to improve, combined with a 2.8 times year-over-year improvement in non-GAAP earnings. These expected results drive us closer toward our 3-year financial goals of $2 billion in annual revenue and over $4.00 in non-GAAP EPS.”

Second Quarter 2026

Revenue for second quarter 2026 was $445.5 million, compared to $366.2 million in the second quarter 2025 and $405.5 million in the prior quarter.

GAAP gross profit for the second quarter 2026 was $147.6 million, or 33.1 percent of revenue, compared to $115.3 million, or 31.5 percent of revenue, in the second quarter 2025 and $128.8 million, or 31.8 percent of revenue, in the prior quarter.

GAAP operating expenses for second quarter 2026 were $114.3 million, or 25.6 percent of revenue, and on a non-GAAP basis were $108.6 million, or 24.4 percent of revenue, which excludes $3.9 million acquisition-related intangible asset cost, $1.5 million of board/officer retirement expense and $0.3 million of acquisition-related costs. GAAP operating expenses in the second quarter 2025 were $105.9 million, or 28.9 percent of revenue and $109.0 million, or 26.9 percent of revenue, in the first quarter 2026.

Second quarter 2026 GAAP net income was $46.6 million, or $1.00 per diluted share, compared to GAAP net income in the second quarter 2025 of $46.1 million, or $0.99 per diluted share, and GAAP net income in the prior quarter of $15.0 million, or $0.32 per diluted share.

Second quarter 2026 non-GAAP adjusted net income was $32.5 million, or $0.70 per diluted share, which excluded, net of tax, an $18.7 million gain on investments, $3.2 million of acquisition-related intangible asset amortization cost, $1.2 million of board/officer retirement expense, and $0.2 million of acquisition-related costs. This compares to non-GAAP adjusted net income of $15.0 million, or $0.32 per diluted share, in the second quarter 2025 and $19.8 million, or $0.43 per diluted share, in the prior quarter.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Note: Throughout this release, we refer to “net income/loss attributable to common stockholders” as “net income/loss.”

Three Months Ended
June 30, 2026
Per-GAAP net income	$46,649

Diluted earnings per share (per-GAAP)	$1.00

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,209

Board member/Officer retirement	1,154

(Gain)/Loss on Investments	(18,746)

Acquisition related cost	209

Non-GAAP adjusted net income	$32,475

Non-GAAP diluted earnings per share	$0.70

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in second quarter 2026 GAAP and non-GAAP adjusted net income was approximately $8.9 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.19 per share for the second quarter 2026, compared to $0.10 for the second quarter 2025 and $0.13 per share in the prior quarter.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the second quarter 2026 was $83.5 million, or 18.7 percent of revenue, compared to $84.5 million, or 23.1 percent of revenue, in the second quarter 2025 and $49.4 million, or 12.2 percent of revenue, in the prior quarter. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For the second quarter 2026, net cash provided by operating activities was $68.5 million. Net cash flow was positive $32.9 million, which includes $10.0 million for the stock buyback program. Free cash flow (a non-GAAP measure) was $34.8 million, which includes $33.6 million of capital expenditures.

Balance Sheet

As of June 30, 2026, the Company had approximately $442 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $40 million and working capital was approximately $931 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the quarterly review by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending June 30, 2026.

Business Outlook

Gary Yu further commented, “For the third quarter of 2026, we expect revenue to increase to approximately $510 million, plus or minus 3 percent, representing a 30 percent increase year-over-year and a 14 percent increase sequentially at the mid-point. GAAP gross margin is expected to expand to 35.0 percent, plus or minus 1 percent. Non-GAAP adjusted EPS is expected to be $1.05, plus or minus $0.10.”

A reconciliation of our forward-looking non-GAAP EPS to the most directly comparable GAAP measures is not provided because such items cannot be reasonably calculated without unreasonable efforts due to the unpredictability of the amounts and timing of events affecting the items we exclude, including acquisition-related intangible asset costs, board member/officer retirements, acquisition-related costs, restructuring costs, gain/loss on investment, non-cash mark-to-market investment adjustments, impairment of equity investment, and other charges.

Conference Call

Diodes will host a conference call on Wednesday August 5, 2026 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its second quarter financial results. Investors and analysts may join the conference call by dialing 1-800-715-9871 (international callers should dial +1-646-307-1963) and then enter passcode 5168100. A telephone replay of the call will be made available approximately two hours after the call and will remain available until August 12, 2026 at midnight Central Time. The replay number is 1-855-669-9658 with an access code of 1081985 followed by the # key. International callers should dial +1-412-317-0088 and enter the same access code at the prompt followed by the # key.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the Company’s website. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of analog and power solutions combined with a flexible hybrid manufacturing model to meet customers’ needs. Our broad range of application-specific products, delivered through a total solutions sales approach and supported by global operations including engineering, testing, manufacturing, and customer service, enable us to be a premier provider for high-growth markets. For more information, visit www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of that for the third quarter of 2026, we expect revenue to be approximately $510 million plus or minus 3 percent; we expect GAAP gross margin to be 35.0 percent, plus or minus 1 percent; and non-GAAP adjusted EPS to be $1.05, plus or minus $0.10. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries. © 2026 Diodes Incorporated. All Rights Reserved.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Gurmeet Dhaliwal	Leanne Sievers
Vice President, Corporate Marketing & IR	President, Investor Relations
P: 408-232-9003	P: 949-224-3874
E: Gurmeet_Dhaliwal@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net sales	$445,529	$366,212	$850,996	$698,325
Cost of goods sold	297,963	250,888	574,638	478,307
Gross profit	147,566	115,324	276,358	220,018

Operating expenses
Selling, general, and administrative	69,782	59,470	134,087	118,169
Research and development	40,651	40,537	81,266	79,164
Amortization of acquisition related intangible assets	3,911	5,839	7,855	11,663
(Gain) loss on disposal of fixed assets	(63)	19	80	1
Other operating (income) expense	(5)	70	15	336
Total operating expense	114,276	105,935	223,303	209,333

Income from operations	33,290	9,389	53,055	10,685

Other income (expense)
Interest income	5,548	7,024	10,993	12,837
Interest expense	(334)	(506)	(1,016)	(973)
Foreign currency (loss), net	(1,017)	(6,432)	(4,394)	(6,615)
Unrealized gain on investments	20,018	29,645	22,468	25,613
Impairment of equity investments	-	-	(1,249)	(5,817)
Gain on disposal of subsidiary	-	13,730	-	13,730
Other income	470	362	561	979
Total other income	24,685	43,823	27,363	39,754

Income before income taxes, equity in net earnings of equity investments, and noncontrolling interest	57,975	53,212	80,418	50,439
Income tax provision	6,847	9,063	10,847	9,083
Equity in net earnings of equity investments	(2,362)	11	(4,703)	17
Net income	48,766	44,160	64,868	41,373
Less net income attributable to noncontrolling interest	(2,117)	1,938	(3,258)	288
Net income attributable to common stockholders	$46,649	$46,098	$61,610	$41,661

Earnings per share attributable to common stockholders:
Basic	$1.02	$0.99	$1.34	$0.90
Diluted	$1.00	$0.99	1.33	$0.90
Number of shares used in earnings per share computation:
Basic	45,921	46,398	45,920	46,385
Diluted	46,446	46,462	46,344	46,452

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2026:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP net income				$46,649

Diluted earnings per share (per-GAAP)				$1.00

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,911		(702)	3,209

Board member/Officer retirement	1,461		(307)	1,154

(Gain)/Loss on Investments		(17,656)	(1,090)	(18,746)

Acquisition related cost	265		(56)	209

Non-GAAP adjusted net income				$32,475

Diluted shares used in computing earnings per share				46,446

Non-GAAP diluted earnings per share				$0.70

Note: Included in GAAP net income and non-GAAP adjusted net income was approximately $8.9 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.19 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2025:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP net income				$46,098

Diluted earnings per share (per-GAAP)				$0.99

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	5,839		(1,034)	4,805

Acquisition related cost	77		(16)	61

Restructuring charge	68		(14)	54

Gain on disposal of subsidiary		(13,681)	988	(12,693)

(Gain)/Loss on Investments		(29,645)	6,262	(23,383)

Board member/Officer retirement	117		(25)	92

Non-GAAP adjusted net income				$15,034

Diluted shares used in computing earnings per share				46,462

Non-GAAP diluted earnings per share				$0.32

Note: Included in GAAP net income and non-GAAP adjusted net income was approximately $4.6 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.10 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2026:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP net income				$61,610

Diluted earnings per share (per-GAAP)				$1.33

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	7,855		(1,411)	6,444

Board member/Officer retirement	2,610		(594)	2,016

(Gain)/Loss on Investments		(16,516)	(1,497)	(18,013)

Acquisition related cost	265		(56)	209

Non-GAAP adjusted net income				$52,266

Diluted shares used in computing earnings per share				46,344

Non-GAAP diluted earnings per share				$1.13

Note: Included in GAAP net income and non-GAAP adjusted net income was approximately $14.9 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.32 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2025:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP net income				$41,661

Diluted earnings per share (per-GAAP)				$0.90

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	11,663		(2,065)	9,598

Acquisition related cost	248		(52)	196

Restructuring charge	334		(54)	280

Gain on disposal of subsidiary		(13,681)	988	(12,693)

(Gain)/Loss on Investments		(19,796)	4,488	(15,308)

Board member/Officer retirement	117		(25)	92

Non-GAAP adjusted net income				$23,826

Diluted shares used in computing earnings per share				46,452

Non-GAAP diluted earnings per share				$0.51

Note: Included in GAAP net income and non-GAAP adjusted net income was approximately $9.6 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.21 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Board member/Officer retirement – The Company excluded costs related to (1) the retirement of a board member, these costs represent cash payments and the accelerated vesting of previously issued stock awards, (2) the retirement of an officer, these costs represent cash payments and the accelerated vesting of previously issued stock awards. The Company feels it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

(Gain) Loss on Investment – The Company excluded gains and losses on various investments, as well as impairment and mark-to-market adjustments on equity investments. The Company believes these amounts are not reflective on the ongoing operations of the Company and exclusion of these items, provides investors an enhanced view of the Company’s operating results.

Acquisition related costs – The Company excluded expenses associated with previous acquisitions of that typically consist of advisory, legal and other professional and consulting fees. These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition-related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Restructuring charge – The Company recorded restructuring charges related to various locations. These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Gain on disposal of subsidiary – The Company excluded the gain on the disposal of a subsidiary. The Company believes this is not reflective of the ongoing operations and exclusion of this item provides investors an enhanced view of the Company’s operating results.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the second quarter of 2026 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the second quarter of 2026, FCF was $34.8 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (per-GAAP)	$46,649	$46,098	$61,610	$41,661
Plus:
Interest expense, net	(5,214)	(6,518)	(9,977)	(11,864)
Income tax provision	6,847	9,063	10,847	9,083
Depreciation and amortization	35,233	35,895	70,445	71,813
EBITDA (non-GAAP)	$83,515	$84,538	$132,925	$110,693

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$430,447	$367,212
Restricted cash	1,634	5,134
Short-term investments	9,528	9,817
Accounts receivable, net of allowances of $4,205 and $4,095, respectively	310,279	307,055
Inventories	504,565	471,546
Prepaid expenses and other	103,606	96,198
Total current assets	1,360,059	1,256,962
Property, plant, and equipment, net	661,271	649,605
Deferred tax assets	60,842	59,297
Goodwill	182,514	183,437
Intangible assets, net	37,539	45,455
Equity investments	172,564	156,272
Operating lease assets	47,462	38,740
Other long-term assets	61,114	58,332
Total assets	$2,583,365	$2,448,100

Liabilities
Current liabilities:
Line of credit	$18,560	$30,264
Accounts payable	183,545	149,376
Operating lease liabilities, current	11,849	10,666
Accrued liabilities and other	191,098	170,256
Income tax payable	22,738	16,336
Current portion of long-term debt	1,611	1,442
Total current liabilities	429,401	378,340
Long-term debt, net of current portion	20,298	24,224
Deferred tax liabilities	5,102	6,145
Unrecognized tax benefits	23,844	23,454
Operating lease liabilities	36,687	28,890
Other long-term liabilities	45,724	48,638
Total liabilities	561,056	509,691

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000 shares authorized; 55,977 and 55,883 issued; 45,869 and 45,875 outstanding, respectively	37,321	37,259
Additional paid-in capital	569,091	538,087
Retained earnings	1,847,049	1,785,439
Treasury stock, at cost, 10,108 and 10,008 shares, respectively	(382,143)	(371,914)
Accumulated other comprehensive loss	(119,017)	(110,747)
Stockholders' equity	1,952,301	1,878,124
Noncontrolling interest	70,008	60,285
Total equity	2,022,309	1,938,409
Total liabilities and stockholders' equity	$2,583,365	$2,448,100